UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/21/2005

Wells Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-51262

MD	20-0068852
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.01.    Completion of Acquisition or Disposition of Assets

On September 21, 2005, Wells Real Estate Investment Trust II, Inc. (the "Registrant"), through a wholly owned subsidiary, purchased three six-story office buildings containing a total of approximately 451,000 rentable square feet (the "University Circle Buildings") from University Circle Investors, LLC (the "Seller"), which is not affiliated with the Registrant, its subsidiaries or Wells Capital, Inc. The University Circle Buildings are located on a total of approximately 9.3 acres of land located at 1900, 1950 and 2000 University Avenue in East Palo Alto, California.

The purchase price of the University Circle Buildings was approximately $291.0 million, plus closing costs. The acquisition was funded with net proceeds raised from the Registrant's ongoing public offering and the assumption of a $118.3 million fixed rate loan secured by the University Circle Buildings (see Item 2.03 for description of loan). Provided the Seller procures qualified leases, as defined by the purchase and sale agreement, for the vacant space on or before May 1, 2006, the Registrant would owe the Seller additional purchase price based on a pre-determined formula pursuant to the terms of an earnout agreement entered into at closing between the Registrant and the Seller. In no event shall the additional purchase price paid by the Registrant to the Seller under the earnout agreement exceed $12.9 million.

The University Circle Buildings, which were completed from 2001 to 2003, are leased to DLA Piper Rudnick Gray Cary ("DLA Piper") (approximately 26%), Bingham McCutchen, LLP ("Bingham McCutchen") (approximately 16%) and Dewey Ballantine, LLP ("Dewey Ballantine") (approximately 13%) and various other office and retail tenants (approximately 35%). Approximately 10% of the University Circle Buildings are currently vacant.

DLA Piper is a business law firm of 2,900 lawyers in 53 offices throughout the United States, Europe and Asia, whose core practices are commercial, corporate and finance, real estate, legislative and regulatory, litigation, human resource and technology, and media and communications. Bingham McCutchen is a national legal firm with more than 850 lawyers in 11 offices spanning the United States and abroad, focused on serving clients involved in financial transactions, a full range of corporate and technology matters, and litigation. Dewey Ballantine is an international law firm with more than 550 attorneys in 13 offices throughout the United States, Europe and Asia. Through its network of offices, the firm handles corporate transactions, litigation and tax matters in areas such as M&A, private equity, project finance, corporate finance, corporate reorganization and bankruptcy, antitrust, intellectual property, sports law, structured finance and international trade.

The current aggregate annual base rent for DLA Piper, Bingham McCutchen, Dewey Ballantine and the other 16 tenants of the University Circle Buildings is approximately $12.5 million. The current weighted-average remaining lease term for DLA Piper, Bingham McCutchen, Dewey Ballantine and the other 16 tenants is approximately 10 years. DLA Piper, Bingham McCutchen and Dewey Ballantine have the right, at their option, to extend the initial terms of their leases for two additional five-year periods. Dewey Ballantine has an ongoing right to terminate its lease effective August 31, 2009 for a termination fee of $0.5 million for each floor for which the lease is terminated.

The Registrant does not intend to make significant renovations or improvements to the University Circle Buildings. Management of the Registrant believes that the University Circle Buildings are adequately insured.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 21, 2005, in connection with the acquisition of the University Circle Buildings, the Registrant assumed a $118.3 million fixed rate loan secured by the University Circle Buildings in favor of Teachers Insurance & Annuity Association of America (the "TIAA Loan"). The TIAA Loan requires monthly principal and interest payments of approximately $0.8 million and matures in January 2011. The annual interest rate of the TIAA Loan is 6.04%. The Registrant may prepay the TIAA Loan in full any time after December 31, 2005 for a fee equal to the greater of (i) 1.0% of the outstanding principal balance at the time of prepayment or (ii) the amount by which the remaining principal and interest payments discounted at the Discount Rate plus 50 basis points exceed the outstanding principal balance at the time of prepayment. The Discount Rate is defined as the yield on a U.S. Treasury issue selected by the Lender and having a maturity date corresponding to that of the TIAA Loan.

Item 7.01.    Regulation FD Disclosure

On September 21, 2005, the Registrant issued a press release announcing the acquisition of the University Circle Buildings. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01.    Financial Statements and Exhibits

(a)       Financial Statements. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before December 5, 2005, by amendment to this Form 8-K.

(b)       Pro Forma Financial Information. See Paragraph (a) above.

(c)       Press Release dated September 21, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: September 22, 2005.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated September 21, 2005.